AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into this 23rd day of September, 2005 by and among Advanced Sports Technologies, Inc., a Florida corporation ("AST"), AST Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of AST ("Sub") and CardioBioMedical Corporation, a Delaware corporation ("CBM") and, for the purposes of Article X herein only, the Principals of CBM and AST (as defined below).

      WHEREAS, the Boards of Directors of each of AST, Sub and CBM have determined that it is advisable and in the best interests of each such company and such company's stockholders for AST to acquire CBM by virtue of the merger of the Sub with and into CBM, with CBM to survive such merger as a wholly-owned subsidiary of AST.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows.

                                    ARTICLE I

                                   DEFINITIONS

      Unless otherwise stated, the following terms when used herein have the meanings assigned to them below.

      1.01 "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

      1.02 "Agreement" has the meaning set forth in the preamble to this Agreement.

      1.03 "AST" has the meaning set forth in the preamble to this Agreement

      1.04 "AST Common Stock" means the common stock, par value $.0001 per share, of AST.

      1.05 "AST Financial Statements" has the meaning set forth in Section 5.09 hereof.

      1.06 "AST Warrant" has the meaning set forth in Section 3.01(b) hereof.

      1.07 "CBM" has the meaning set forth in the preamble to this Agreement

      1.08 "CBM Common Stock" means the common stock, par value $.01 per share, of CBM.

      1.09 "CBM Financial Statements" has the meaning set forth in Section 4.13 hereof.

      1.10 "Certificate" and "Certificates" have the meanings set forth in
Section 3.03 hereof.

      1.11 "Claims" has the meaning set forth in Section 10.03 hereof

      1.12 "Claim Notice" has the meaning set forth in Section 10.03 hereof

      1.13 "Closing" means the closing of the Merger.

      1.14 "Closing Date" means the date on which the Closing occurs.

      1.15 "Closing Documents" has the meaning set forth in Section 4.01 hereof.

      1.16 "Code" means the Internal Revenue Code of 1986, as amended, together with all regulations and rulings issued thereunder by the IRS or any governmental authority.

      1.17 "Common Stock Conversion Ratio" has the meaning set forth in Section 3.01(a) hereof.

      1.18 "Damages" has the meaning set forth in Section 10.02(a) hereof.

      1.19 "DGCL" means the Delaware General Corporation Law.

      1.20 "Dissenting Shares" has the meaning set forth in Section 3.02 hereof.

      1.21 "Effective Time" has the meaning set forth in Section 2.07 hereof.

      1.22 "Encumbrance" means any charge, claim, encumbrance, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership other than (a) liens for taxes not yet due and payable, or (b) liens that secure the ownership interests of lessors of equipment.

      1.23 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      1.24 "Fang Warrant" shall mean that certain warrant by and between CBM and Dan Q. Fang to purchase 6,500,000 shares of CBM Common Stock at an exercise price of $.01 per share.

      1.25 "Filings" has the meaning set forth in Section 6.03 hereof.

      1.26 "FBCA" means the Florida Business Corporation Act.

      1.27 "GAAP" means United States generally accepted accounting principles applied in a manner consistent with prior periods.

      1.28 "Indemnified Party" means the party seeking or entitled to indemnification pursuant to Article X hereof.

      1.29 "Indemnifying Party" means the party from whom indemnification is sought or owed pursuant to Article X hereof.

      1.30 "IRS" means the Internal Revenue Service of the United States.

      1.31 "Letter of Transmittal" has the meaning set forth in Section 3.03 hereof.

      1.32 "Material Adverse Effect" means any change (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that would be material and adverse to the designated party.

      1.33 "Merger" has the meaning set forth in Section 2.01 hereof.

      1.34 "Merger Consideration" has the meaning set forth in Section 2.02 hereof.

      1.35 "Merger Filing" has the meaning set forth in Section 2.07 hereof.

      1.36 "Notice" has the meaning set forth in Section 6.02 hereof.

      1.37 "Notice Period" has the meaning set forth in Section 10.03 hereof

      1.38 "Ordinary Course of Business" means actions consistent with the past practices of the designated party which are similar in nature and style to actions customarily taken by the designated party and which do not require, and in the past have not received, specific authorization by the Board of Directors of the designated party.

      1.39 "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental authority or any other government or political subdivision or an agency or instrumentality thereof.

      1.40 "Principals" means, with respect to CBM, James Mongiardo, and with respect to AST and Sub, Curtis Olschansky.

      1.41 "SEC" means the Securities and Exchange Commission.

      1.42 "SEC Documents" has the meaning set forth in Section 5.10 hereof

      1.43 "Securities Act" means the Securities Act of 1933, as amended.

      1.44 "Sub" has the meaning set forth in the preamble to this Agreement.

      1.45 "Sub Common Stock" has the meaning set forth in Section 3.01(d) hereof.

      1.46 "Surviving Corporation" has the meaning set forth in Section 2.01 hereof.

      1.47 "Surviving Corporation Common Stock" has the meaning set forth in
Section 3.01(d) hereof.


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

      1.48 "Taxes" shall include federal, state and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments.

      1.49 "Transactions" has the meaning set forth in Section 2.06 hereof.

                                   ARTICLE II

                                   THE MERGER

      2.01 The Merger. In accordance with the provisions of this Agreement and applicable law, including the DGCL, at the Effective Time (a) Sub shall be merged with and into CBM (the "Merger"), and CBM shall be the surviving corporation of the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware, including but not limited to the DGCL; (b) the name, identity, existence, rights, privileges, powers, franchises, properties and assets of CBM shall continue immediately following consummation of the Merger unaffected and unimpaired except as contemplated hereby; and (c) the separate existence of Sub shall cease, and all of the rights, privileges, powers, franchises, properties and assets of Sub shall be vested in CBM. The name of the surviving corporation shall be "CardioBioMedical Corporation."

      2.02 Consideration. The aggregate consideration to be paid to the shareholders and warrant holder of CBM in connection with the Merger, as more particularly described in Article III hereof, shall be (a) 22,077,509 shares of AST Common Stock payable to the shareholders of CBM and (b) a warrant to purchase 6,500,000 shares of AST Common Stock payable to the holder of the Fang Warrant (collectively, the "Merger Consideration").

      2.03 Certificate of Incorporation. The Certificate of Incorporation of CBM in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

      2.04 Bylaws. The Bylaws of CBM in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time until thereafter amended, altered or repealed as provided therein.

      2.05 Directors and Officers. The directors and officers of CBM immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are appointed and qualified or until their earlier death, resignation or removal. In connection with the Merger, its is also agreed and understood that the officers and directors of AST shall resign, effective as of the Effective Time, and James F. Mongiardo shall be appointed sole director, President and Chief Executive Officer of AST.

      2.06 Shareholders' Approval. As of the Effective Time, CBM shall have, in accordance with the DGCL and CBM's Certificate of Incorporation and Bylaws, obtained the requisite approval by the shareholders of CBM entitled to vote thereon, at a meeting or by written consent in lieu thereof, of this Agreement, the Merger and the other transactions contemplated hereby (collectively, the "Transactions"). AST, as sole shareholder of Sub, by virtue of its execution hereof, shall be deemed to have consented to the execution, delivery and performance of this Agreement and consummation of the Merger and the Transactions, such consent to be treated for all purposes as a vote duly adopted at a meeting of the shareholders of Sub held for such purpose.

      2.07 Effective Time. The Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of merger, in the form mutually satisfactory to the parties, in accordance with the DGCL and applicable law (the "Merger Filing"), or on such other time as is duly set forth in the Merger Filing. The Merger Filing shall be filed simultaneously with or before the Closing. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

                                   ARTICLE III

                              CONVERSION OF SHARES

      3.01 Conversion of CBM Common Stock; Sub Common Stock.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each one share of CBM Common Stock (except for (i) shares of CBM Common Stock then held in the treasury of CBM, and (ii) Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of AST Common Stock (the "Common Stock Conversion Ratio").

            (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the Fang Warrant shall be converted into a warrant to purchase 6,500,000 shares of AST Common Stock (the "AST Warrant"). The AST Warrant shall (i) have an exercise price of $.01 per share,
(ii) provide that it shall not be exercisable until January 1, 2008, with an expiration date of December 31, 2014, and (iii) not be assignable by the holder.

            (c) At the Effective Time, all shares of CBM Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. The holders of certificates representing shares of CBM Common Stock or the Fang Warrant shall, as of the Effective Time, cease to have any rights as shareholders or warrant holders, as applicable, of CBM, except such rights, if any, as they may have pursuant to the DGCL (including appraisal rights), and, except as aforesaid, their sole right shall be the right to receive their pro rata share of the Merger Consideration as determined and paid in the manner set forth in this Agreement.

            (d) All shares of CBM Common Stock that are owned or held by CBM as treasury stock shall, at the Effective Time, no longer be outstanding and shall automatically be cancelled and retired, without any conversion thereof.

            (e) At the Effective Time, each share of common stock, par value $.01 per share, of Sub (the "Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Sub Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Sub Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to AST a stock certificate or certificates representing 100 shares of Surviving Corporation Common Stock in exchange for the certificate or certificates which formerly represented its entire ownership of shares of Sub Common Stock, which former shares of Sub Common Stock shall automatically be deemed to be canceled.

      3.02 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of CBM Common Stock which are held by shareholders who shall have effectively dissented from the Merger and perfected their appraisal rights, if permitted by, and in accordance with, the provisions of Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive any Merger Consideration, but the holders thereof shall be entitled to payment from the Surviving Corporation of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect such appraisal rights or shall have effectively withdrawn or lost such rights, pursuant to
Section 262 of the DGCL or otherwise, such shareholder's shares of CBM Common Stock shall thereupon be converted into and exchangeable for, effective as of the Effective Time, such holder's pro rata share of the aggregate Merger Consideration, as determined and paid in the manner set forth in this Agreement.

      3.03 Payment for, and Distribution of, the Merger Consideration.

            (a) Each record holder of CBM Common Stock immediately prior to the Effective Time and the holder of the Fang Warrant shall be entitled to receive, upon surrender to the Surviving Corporation of the certificates representing such holder's shares or right to purchase shares of CBM Common Stock (each a "Certificate" and collectively, the "Certificates") for cancellation, such holder's pro rata share of the Merger Consideration, subject to any required withholding or payment of taxes, as set forth in Section 3.01 hereof. As soon as practicable after the Effective Time, the Surviving Corporation shall mail to each record holder of shares of CBM Common Stock (excluding holders of Dissenting Shares) and to the holder of the Fang Warrant (i) a form of letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Surviving Corporation or its transfer agent) (the "Letter of Transmittal"), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for receipt by the shareholder of his, her or its pro rata share of the Merger Consideration.

            (b) With respect to any Certificate alleged to have been lost, stolen or destroyed, the owner or owners of such Certificate shall be entitled to the consideration set forth above upon delivery to AST of an affidavit of such owner or owners setting forth such allegation and an indemnity agreement to indemnify AST and the Surviving Corporation, on terms reasonably satisfactory to AST and the Surviving Corporation, against any claim that may be made against any of them on account of the alleged loss, theft or destruction of any such Certificate or the delivery of the payment set forth above.

            (c) If consideration is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to delivery of the consideration that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such consideration shall pay any transfer or other Taxes (if any) required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of AST and the Surviving Corporation that such Tax has been paid or is not applicable.

            (d) Until surrendered in accordance with the provisions of this
Section 3.03, from and after the Effective Time, each Certificate (other than (i) Certificates representing shares of CBM Common Stock held in the treasury by CBM and (ii) Dissenting Shares in respect of which appraisal rights are perfected) shall represent, for all purposes, only the right to receive the Merger Consideration pursuant to Section 3.01, as determined and paid in the manner set forth in this Agreement.

            (e) After the Effective Time there shall be no transfers or registrations of the shares of CBM Common Stock or the Fang Warrant. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable consideration referred to in this Section 3.03.

      3.04 Adjustment to Prevent Dilution. In the event that CBM changes the number of shares of CBM Common Stock or securities convertible or exchangeable into or exercisable for shares of CBM Common Stock issued and outstanding prior to the Effective Time, or AST changes the number of shares of AST Common Stock outstanding, in either case, solely as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Common Stock Conversion Ratio, the Merger Consideration and/or the AST Warrant, as appropriate, shall be equitably adjusted.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF CBM

      CBM hereby represents and warrants to AST and Sub as follows:

      4.01 Organization; Foreign Qualification. CBM is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged. CBM has the full power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement and the other agreements, documents and instruments in connection therewith (together, the "Closing Documents") to which it is a party. A complete set of CBM's corporate records, including its Certificate of Incorporation, Bylaws, minutes and transfer records, have been delivered or made available to AST. CBM is duly qualified and in good standing in every jurisdiction in which such qualification is necessary, except to the extent the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect on CBM.

      4.02 Capitalization.

            (a) CBM has an authorized capital stock consisting of 100 million shares of CBM Common Stock, of which 22,077,509 shares are issued and outstanding, and 5 million shares of preferred stock, par value $.01 per share, of which no shares are outstanding. All of the shares of CBM Common Stock have been validly issued, fully paid, are non-assessable, and were issued in compliance with any preemptive or similar rights.

            (b) Other than the Fang Warrant, CBM does not have any outstanding subscriptions, options, preferred stock, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating CBM to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible into such stock or interests. No Persons who are now holders of CBM Common Stock or the Fang Warrant, and no Persons who previously were holders of CBM Common Stock or the Fang Warrant, are or ever were entitled to preemptive rights other than Persons who exercised or waived those rights.

            (c) There is no outstanding vote, plan, pending proposal or right of any Person to cause any redemption of CBM Common Stock. Neither CBM nor any of its Affiliates is under any obligation, contract or other arrangement to register (or maintain the registration of) any of its or their securities under federal or state securities laws.

            (d) CBM is not a party to any agreement, voting trust, proxy or other agreement or understanding of any character, whether written or oral, with any stockholders of CBM with respect to or concerning the purchase, sale or transfer or voting of the CBM Common Stock or any other security of CBM.

            (e) CBM does not have any legal obligations, absolute or contingent, to any other Person or entity to sell the assets, or any capital stock or any other security of CBM or any of its subsidiaries (other than the Fang Warrant) or affect any merger, consolidation or other reorganization of CBM or any of its subsidiaries or to enter into any agreement with respect thereto, except pursuant to this Agreement.

      4.03 Subsidiaries. CBM does not have any subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business.

      4.04 Real Estate. CBM does not own any real estate or any interest in any real estate.


      4.05 Authority; Enforceability. CBM is not suffering from any legal disability which would: (a) prevent it from executing, delivering or performing its obligations under the Closing Documents or consummating the Transactions,
(b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification, or (c) require the signature or consent of any third party in connection therewith for the Transactions to be binding and enforceable against CBM. This Agreement and the Closing Documents to which CBM is a party, when executed, will have been duly and validly executed and delivered by CBM and will constitute legal, valid and binding obligations of CBM, enforceable against CBM in accordance with their respective terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance and other equitable relief may be unavailable in certain cases.

      4.06 Title to Assets. CBM has good and marketable title, free and clear of any Encumbrance, in and to all of the assets and properties identified to AST.

      4.07 Material Contracts. Except as disclosed to AST, CBM is not a party to or bound by any material agreement or contract.

      4.08 Compliance with Other Instruments; Consents. Neither the execution of this Agreement or any Closing Document nor the consummation of the Transactions will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in a termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any assets of CBM under any provision of its Certificate of Incorporation or By-laws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which CBM is bound, except where the conflict, violation, breach, default, termination, acceleration, or creation of an Encumbrance would not reasonably be expected to result in a Material Adverse Effect on CBM.

      4.09 Litigation. There are no legal, administrative, arbitration or other proceedings or claims pending against CBM, nor is CBM subject to any existing judgment which might affect the financial condition, business, property or prospects of CBM; nor has CBM received any written inquiry from an agency of the federal or of any state or local government about the Merger or the Transactions, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

      4.10 Taxes. CBM either: (a) has timely filed with the appropriate taxing authority all Tax and information returns required to have been filed by CBM or
(b) has timely filed for any required extensions with regard to such returns. All Taxes of CBM have been paid (or estimated Taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of CBM. The returns were correct in all material respects when filed. There are no pending investigations of CBM concerning any Tax returns by any federal, state or local taxing authority, and there are no federal, state, local or foreign Tax liens upon any of CBM's assets.

      4.11 Compliance with Law and Government Regulations. CBM is in compliance in all material respects with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable environmental, building, zoning or other law, ordinance or regulation) affecting CBM or its properties or the operation of its business. CBM is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

      4.12 Trade Names and Rights. CBM does not own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications. No Person owns any trademark, trademark registration or application, service mark, trade name, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of CBM's business.

      4.13 Accuracy of Financial Statements. CBM has delivered audited financial statements of CBM for the year ended December 31, 2004 (the "CBM Financial Statements"). The CBM Financial Statements fairly present in all material respects the financial position of CBM as at December 31, 2004. The books and records of CBM fairly reflect in all material respects all of its transactions, properties, assets and liabilities, and there has been no material adverse change in the financial condition of CBM from that stated in the CBM Financial Statements.

      4.14 Full Disclosure. None of the representations and warranties made by CBM herein, or in any Closing Document furnished or to be furnished by it hereunder, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF AST AND SUB

      AST and Sub, jointly and severally, represent and warrant to CBM as follows:

      5.01 Organization; Foreign Qualification. AST is duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged. Sub is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged. Each of AST and Sub has the full power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement and the Closing Documents to which it is a party. A complete set of each of AST's and Sub's corporate records, including its Articles of Incorporation or Certificate of Incorporation (as applicable), Bylaws, minutes and transfer records, have been delivered or made available to CBM. Each of AST and Sub is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, except to the extent the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect on AST or Sub, as applicable.

      5.02 Capitalization; Ownership of Transferred Shares.

            (a) AST has an authorized capital stock consisting of 100,000,000 shares of AST Common Stock, of which 11,097,500 are issued and outstanding, and 20,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are outstanding. All of the shares of AST's issued and outstanding capital stock have been validly issued, fully paid, are non-assessable, and were issued in compliance with applicable federal and state securities laws.

            (b) Sub has an authorized capital stock consisting of 3,000 shares of Sub Common Stock, of which 100 are issued and outstanding. All of the shares of Sub's issued and outstanding capital stock have been validly issued, fully paid, are non-assessable, and were issued in compliance with applicable federal and state securities laws.

            (c) Neither AST nor Sub has any outstanding subscriptions, options, preferred stock, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating such party to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible into such stock or interests. No Persons who are now holders of AST's or Sub's capital stock, and no Persons who previously were holders of AST's or Sub's capital stock, are or ever were entitled to preemptive rights other than Persons who exercised or waived those rights.

            (d) There is no outstanding vote, plan, pending proposal or right of any Person to cause any redemption of AST's or Sub's capital stock. Neither AST, Sub nor any of their respective Affiliates is under any obligation, contract or other arrangement to register (or maintain the registration of) any of its or their securities under federal or state securities laws.

            (e) The shares of AST Common Stock constituting the Merger Consideration, when issued, shall be validly issued from the AST's authorized Common Stock, fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws.

      5.03 Subsidiaries. Other than Sub, AST does not have any subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business. Sub does not have any subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business.

      5.04 Real Estate. Neither AST nor Sub owns any real estate or any interest in any real estate.


      5.05 Authority Relative to the Closing Documents; Enforceability. Neither AST nor Sub is suffering from any legal disability which would: (a) prevent it from executing, delivering or performing its obligations under the Closing Documents or consummating the Transactions, (b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification, or
(c) require the signature or consent of any third party in connection therewith for the Transactions to be binding and enforceable against such party and its property. This Agreement and the Closing Documents to which AST is a party, when executed, will have been duly and validly executed and delivered by AST and will constitute legal, valid and binding obligations of AST, enforceable against AST in accordance with their respective terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance and other equitable relief may be unavailable in certain cases. This Agreement and the Closing Documents to which Sub is a party, when executed, will have been duly and validly executed and delivered by Sub and will constitute legal, valid and binding obligations of Sub, enforceable against Sub in accordance with their respective terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance and other equitable relief may be unavailable in certain cases.

      5.06 Material Contracts. Except as disclosed in the SEC Documents, AST is not a party to or bound by any agreement or contract. AST represents and warrants that all of its material contracts are terminable unilaterally by AST without penalty or restriction or have already been properly terminated. Sub is not a party to any agreement or contract and has not incurred any liabilities or obligations other than those in connection with its incorporation or the negotiation and consummation of this Agreement and the Transactions.

      5.07 Labor Matters. There are presently no employment or consulting contracts with, or covenants against competition by, any present or former employees of AST or Sub. Neither AST nor Sub has any employees other than its sole officer.

      5.08 Compliance with Other Instruments; Consents. Neither the execution of any Closing Document nor the consummation of the Transactions will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in a termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any assets of AST or Sub under any provision of its Articles of Incorporation or Certificate of Incorporation (as applicable) or Bylaws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which AST or Sub is bound.

      5.09 Financial Statements. AST's audited financial statements for the year ended July 31, 2004 (the "AST Financial Statements") and unaudited quarterly financial statements for the 9 month period ended April 30, 2005, copies of which have been delivered to CBM, are true and complete in all material respects, and have been prepared in accordance with GAAP for the periods covered by such statements, and fairly present, in accordance with GAAP, the properties, assets and financial condition of AST and results of its operations as of the dates and for the periods covered thereby. Except as may be disclosed in the SEC Documents, there has been no material adverse change in the business, operations, assets, properties, prospects or condition (financial or otherwise) of AST from that reflected in the AST Financial Statements. As of the Closing Date, AST will not have any debts, liabilities or obligations of any nature, whether accrued, absolute, un-matured, contingent, or otherwise, whether due or to become due. There are and will be at Closing no accounts payable and no liabilities owed by AST.

      5.10 SEC Documents. AST has furnished or made available to CBM a true and complete copy of each form, report, schedule, registration statement, proxy statement and other filing filed by AST with the SEC (as the same may have been amended from time to time) during the period since the inception of AST through the Closing Date (together, the "SEC Documents"), a list of which is attached as
Schedule 6.10. AST has timely filed or will timely file with the SEC all documents required to have been filed or to be filed pursuant to the Securities Act, the Exchange Act and all other applicable laws. As of their respective dates, the SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      5.11 Taxes. Each of AST and Sub either: (a) has timely filed with the appropriate taxing authority all Tax and information returns required to have been filed by it or (b) has timely filed for any required extensions with regard to such returns. All Taxes of AST and Sub have been paid (or estimated Taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of AST and/or Sub. The returns were correct in all material respects when filed. There are no pending investigations of AST or Sub concerning any Tax returns by any federal, state or local taxing authority, and there are no federal, state, local or foreign Tax liens upon any of AST's or Sub's assets.

      5.12 Compliance with Law and Government Regulations. Each of AST and Sub is in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable environmental, building, zoning or other law, ordinance or regulation) affecting AST, Sub or their respective properties or the operation of their respective businesses. Neither AST nor Sub is subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

      5.13 Trade Names and Rights. Neither AST nor Sub uses any trademark, service mark, trade name, or copyright in its business, nor does it own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications. No Person owns any trademark, trademark registration or application, service mark, trade name, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of AST's or Sub's business.

      5.14 OTCBB Status. AST is currently eligible for trading on the Over-The-Counter Bulletin Board under the symbol "ASST.OB" and AST does not have any reason to believe that its current market makers will cease to make a market following the Closing.

      5.15 Investment Company Act. Neither AST nor Sub is, and upon completion of the Transactions will not be, subject to registration as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

      5.16 Full Disclosure. None of the representations and warranties made by AST or Sub herein, or in any of the Closing Documents furnished or to be furnished by AST or Sub hereunder, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

                                   ARTICLE VI

                                    COVENANTS

      6.01 Conduct of Business. During the period from the date hereof to the Effective Time, if any, each of the parties hereto covenants and agrees that it shall carry on its business in the Ordinary Course of Business, in substantially the same manner as heretofore conducted, and shall use its reasonable commercial efforts to preserve intact its present business organization, keep available the services of its officers and employees and preserve its relationships with customers and suppliers and others having business dealings with such company, to the end that its goodwill and going business shall be maintained following the Closing.

      6.02 Compliance with DGCL; Filings; Consent Solicitation Statement.

            (a) CBM shall cooperate with, and deliver to, AST such information as reasonably requested by AST from time to time regarding each of the shareholders of CBM who are to receive a portion of the Merger Consideration hereunder to assist AST in determining whether each such shareholder is an "accredited investor" as defined in Section 501(a) of Regulation D of the Securities Act (such information to be true and correct to the actual knowledge, without independent investigation, of CBM).

            (b) As soon as practicable after the date of this Agreement, AST and CBM shall prepare certain information regarding AST, the AST Common Stock and the Merger as required by applicable federal and state securities laws, to be included in a notice (the "Notice") to be delivered to the shareholders of CBM with the Letter of Transmittal. As soon as practicable after completion thereof, CBM shall prepare and deliver to each shareholder of CBM such Notice and Letter of Transmittal, which shall include, in accordance with Sections 251, 228 and 262 of the DGCL, notice of (i) the execution of this Agreement, (ii) authorization by the Board of Directors of CBM, and by the holders of at least a majority of the outstanding stock of CBM entitled to vote thereon, of the execution and delivery of this Agreement and the consummation of the Transactions; and (iii) the availability of appraisal rights under Section 262 of the DGCL. AST agrees that none of the information supplied by or on behalf of AST specifically for inclusion or incorporation by reference in the Notice will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements in such Notice, in light of the circumstances under which they are made, not misleading.

      6.03 Filings. Upon the execution of this Agreement, if required to do so by law, AST shall file with the SEC an Information Statement on Schedule 14C or such other document or documents as may be required by applicable law, and each of CBM and AST (if applicable) shall further properly prepare and file any other filings required under any applicable law relating to the Merger and the Transactions (collectively, the "Filings"). Each of AST and CBM shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, the Filings by any governmental official, and each of AST and CBM shall supply the other with copies of all correspondence between it and any governmental official with respect to the Filings.

      6.04 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with one another in connection with the foregoing, including using its commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under applicable law, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and Filings.

      6.05 Public Announcements. AST and CBM shall consult with one another before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation without the express consent of the other party, except based on the advice of counsel for AST or CBM, as the case may be, as required by applicable law.

      6.06 Access. Upon reasonable notice, and except as may otherwise be required by applicable law, each of CBM and AST shall (and shall cause each of their Affiliates to) afford the other's officers, agents and advisors reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, such party shall (and shall cause its Affiliates to) furnish to the other and its agents and advisors all information concerning its business, properties and personnel as they may reasonably request. All such information shall be considered confidential and subject to Section 13.11 hereof.

      6.07 Brokers or Finders. Each party agrees to hold the other harmless and to indemnify them against the claims of any Persons or entities claiming to be entitled to any brokerage commission, finder's fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the Transactions.

                                   ARTICLE VII

                            RESTRICTIONS ON TRANSFER

      7.01 Restricted Shares. CBM acknowledges that the AST Common Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act and any applicable state securities laws absent an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration under the Securities Act and any applicable state securities laws, the AST Common Stock must be held indefinitely.

      7.02 Legends. All certificates evidencing the AST Common Stock shall bear a legend substantially to the following effect until the same is no longer required under the Securities Act:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION."

The certificates evidencing the AST Common Stock shall also bear any legend required by any applicable state securities laws.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

      8.01 Conditions to the Obligations of CBM. The obligation of CBM to effect the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) Certified Resolutions. Delivery to CBM of a copy of the resolutions, certified by an officer of each of AST and Sub, of the Board of Directors of AST and Sub approving the terms of this Agreement and the Transactions, including issuance of the Merger Consideration.

            (b) Resignations and Appointment. Delivery to CBM of a copy of the resignations of the existing directors and officers of Sub and AST and appointment of James F. Mongiardo as sole director, President and Chief Executive Officer of AST, to be effective as of the Closing Date.

            (c) Termination of Contracts. Delivery to CBM of evidence satisfactory to CBM and its counsel that all material contracts and all payables and liabilities have been terminated, effective as of the Closing Date without any payment by, or continuing liability to, CBM, the Surviving Corporation or their respective shareholders.

            (d) Stock Certificates; Transfer Agent. Delivery of stock certificates representing the Merger Consideration issued in the name of each shareholder of CBM and direction of AST to its transfer agent to register the Merger Consideration in the name of such shareholders with the legend set forth in Section 8.02 of this Agreement or such legend as is otherwise required by law.

            (e) SEC Filings. Delivery to CBM of evidence satisfactory to CBM and its counsel that all SEC filings required to have been filed with the SEC prior to the Closing Date have been properly certified and filed with the SEC.

            (f) Covenants. AST and Sub shall have performed all covenants and agreements required to be completed at or prior to the Effective Time, including completion of the deliveries required by this Section 8.01.

            (g) Representations and Warranties. The representations and warranties of AST and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall have been true and correct in all material respects as of such date).

            (h) No Injunctions. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any applicable law promulgated or enacted by any governmental authority shall be in effect which would be reasonably likely to (i) make the consummation of the Merger by CBM, AST or Sub illegal or (ii) otherwise prevent the consummation of the Merger.

      8.02 Conditions to the Obligations of AST. The obligations of AST and Sub to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) Certified Resolutions. Delivery to AST of (i) a copy of the resolutions, certified by an officer of CBM, of the Board of Directors of CBM approving the terms of this Agreement and the Transactions, and (ii) copies of the resolutions or written consent, certified by an officer of CBM, of the shareholders of CBM approving the terms of this Agreement and the Transactions by the requisite vote of the shareholders entitled to vote as required by the DGCL and CBM's Certificate of Incorporation and Bylaws.

            (b) Covenants. CBM shall have performed all covenants and agreements required to be completed at or prior to the Effective Time, including completion of the deliveries required by this Section 8.02.

            (c) Representations and Warranties. The representations and warranties of CBM set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall have been true and correct in all material respects as of such date).

            (d) No Injunctions. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any applicable law promulgated or enacted by any governmental authority shall be in effect which would be reasonably likely to (i) make the consummation of the Merger by CBM, AST or Sub illegal or (ii) otherwise prevent the consummation of the Merger.

                                   ARTICLE IX

                                     CLOSING

      9.01 Time and Place. Subject to the satisfaction or waiver of all applicable conditions in Article VIII, the Closing shall occur via facsimile simultaneously with the execution hereof, or at such other location and on such other date and at such other time as CBM and AST may agree.

      9.02 Filings at the Closing; Other Actions. At the Closing, AST, CBM and Sub shall cause the Merger Filing to be filed and recorded in accordance with the applicable provisions of the DGCL (unless filed previously thereto), and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE X

                     SURVIVAL OF COVENANTS; INDEMNIFICATION

      10.01 Survival. The representations and warranties set forth herein shall survive the Closing for a period of six months after the Effective Time. The covenants and agreements set forth herein shall survive the Closing and be enforceable until such covenant or agreement has been performed or waived.

      10.02 General Indemnification.

            (a) From and after the Effective Time, the Principal of CBM covenants and agrees to indemnify, defend and hold AST and Sub and their respective officers, directors, assigns, successors and affiliates harmless from, against and in respect of all liabilities, losses, claims, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Damages") suffered, sustained, incurred or paid thereby, in any action, proceeding or controversy resulting from or arising out of: (i) the inaccuracy of any representation or the breach of any warranty set forth in
Article IV of this Agreement; or (ii) the non-fulfillment of any covenant or agreement on the part of CBM set forth in this Agreement.

            (b) From and after the Effective Time, the Principal of AST covenants and agrees to indemnify, defend and hold CBM and the Surviving Corporation and their officers, directors, assigns, successors and affiliates harmless from, against and in respect of all Damages suffered, sustained, incurred or paid thereby, in any action, proceeding or controversy resulting from or arising out of (i) the inaccuracy of any representation or the breach of any warranty set forth in Article V of this Agreement; or (ii) the non-fulfillment of any covenant or agreement set forth in this Agreement.

      10.03 Indemnification Procedures. All claims or demands for indemnification under this Article X ("Claims") shall be asserted and resolved as follows:

            (a) In the event an Indemnified Party has a Claim against an Indemnifying Party hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice (as defined in Section 10.03(b)) with respect to such Claim to the Indemnifying Party during the survival period set forth in Section 10.01. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period (as defined in Section 10.03(b)) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed to be accepted by the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any Claim made in accordance with this Section 10.03(a), the Indemnified Party shall have 30 days to respond in a written statement to the objection of the Indemnifying Party. If after such 30-day period there remains a dispute as to any Claims, the parties shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

            (b) In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have 30 days after receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such Claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld), the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects in writing not to defend the Indemnified Party against such Claim, then the Indemnified Party may defend against any such Claim and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment; provided that, unless the Indemnifying Party otherwise consents in writing (such consent not to be unreasonably withheld), the Indemnified Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnifying Party.

      10.04 Limitations on Indemnification.

            (a) Damages for which indemnification is provided under this Article X shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Damage and shall be reduced to take account of any net tax benefit of the Indemnified Party which arises or will arise from the incurrence or payment for any such Damages. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified loss, liability, cost or expense, and the Indemnified Party shall be deemed to be subject to tax at the highest effective statutory Federal, state and local corporate income tax rates that could apply to such Indemnified Party or the consolidated group of which it is a member, as applicable, for the relevant period under applicable law.

            (b) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

      10.05 Exclusive Remedy. The indemnification provided by this Article X shall constitute the sole and exclusive remedy of the parties hereto for the inaccuracy of any representation or the breach of any warranty set forth in this Agreement or the non-fulfillment of any covenant or agreement set forth in this Agreement, and the parties each waive any other remedy which they or any other person entitled to indemnification hereunder may have at law or in equity with respect thereto.

                                   ARTICLE XI

                               TERMINATION RIGHTS

      11.01 Termination. This Agreement may be terminated at any time prior to the Effective Time:

            (a) by mutual consent of AST and CBM;

            (b) by AST if CBM shall have materially breached any of its covenants herein or if CBM shall have made a material misrepresentation and not cured the same within 15 days of notice of such breach or misrepresentation;

            (c) by CBM if AST or Sub shall have materially breached any of its covenants herein or if AST or Sub shall have made a material misrepresentation herein and not cured the same within 15 days of notice of such breach or misrepresentation; or

            (d) by either AST or CBM if (i) any court of competent jurisdiction or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable, or (ii) the Merger shall not have been consummated on or before September 21, 2005; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to a party in the event that the failure to close by such date is attributable to such party.

      11.02 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by AST or CBM pursuant to Section 11.01 hereof, this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by any other party of any covenant or agreement contained in this Agreement, and except that
(a) the provisions of Sections 6.05, 6.07, this 11.02, and 12.03, 12.04, 12.08,
12.10 and 12.11 hereof shall survive such termination, and (b) the parties hereto shall cooperate in taking any action necessary to cancel, rescind, modify or revoke any Filings previously made.

                                   ARTICLE XII

                                OTHER PROVISIONS

      12.01 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed delivered if delivered by hand, by courier or overnight express mail, or mailed by certified or registered mail, postage prepaid, addressed to the following Persons at their last know or provided address:

                  If to CBM:          CardioBioMedical Corporation
                                      c/o James F. Mongiardo
                                      Chief Executive Officer
                                      2 Briar Lane
                                      Natick, Massachusetts 01760
                                      (508) 647-4065
                                      facsimile (508) 647-5673

                  If to AST or Sub:   Advanced Sports Technologies, Inc.
                                      c/o Curtis Olschansky
                                      President
                                      9700 Via Emilie
                                      Boca Raton, Florida  33428
                                      (561) 477-1567

      12.02 Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties hereto without the consent of the other party hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other Person any rights or remedies under or by reason of this Agreement.

      12.03 Expenses. Each party shall bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of the Closing Documents and consummation of the Transactions.

      12.04 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to such jurisdiction's conflict of laws principles. Each of the parties hereto consents to the personal jurisdiction of the federal and state courts in the State of Delaware in connection with any action arising under or brought with respect to this Agreement.

      12.05 Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

      12.06 Headings. The headings and subheadings contained in this Agreement are included solely for ease of reference, and are not intended to give a full description of the contents of any particular Section and shall not be given any weight whatever in interpreting any provision of this Agreement.

      12.07 Pronouns, Etc. Use of male, female and neuter pronouns in the singular or plural shall be understood to include each of the other pronouns as the context requires. The word "and" includes the word "or". The word "or" is disjunctive but not necessarily exclusive.

      12.08 Complete Agreement. This Agreement (including any appendices and schedules hereto), and the documents delivered pursuant hereto or referred to herein or therein contain the entire agreement between the parties with respect to the Transactions and, except as provided herein, supersede all previous negotiations, commitments and writings with respect to the subject matter hereof and thereof.

      12.09 Modifications and Amendments. This Agreement shall not be modified or amended or amended except by a writing signed by each of the parties hereto.

      12.10 Severability. If any term or other provision of this Agreement is deemed invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the Transactions are consummated to the extent possible.

      12.11 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), unless (a) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental authorities) or by other requirements of applicable law or (b) disclosed in an action or proceeding brought by any party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning any party or any of their Affiliates furnished to each of them by any other party or such other party's representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective representatives to, promptly (and in no event later than five business days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by any of the other parties in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all electronic copies of the foregoing and all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party which furnished such documents and information or its representatives.

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                                       22

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.



                                   ADVANCED SPORTS TECHNOLGIES, INC.


                                   By:
                                      -----------------------------
                                   Name:
                                   Title:



                                   AST ACQUISITION SUB, INC.


                                   By:
                                      -----------------------------
                                   Name:
                                   Title:



                                   CARDIOBIOMEDICAL CORPORATION


                                   By:
                                      -----------------------------
                                   Name:
                                   Title:


THE PRINCIPALS, for the purposes of Article X only:



-----------------------------
Curtis Olschansky



-----------------------------
James F. Mongiardo

                                       23